Exhibit 99.1

omniQ Receives 10-Year Contract from La Sierra University for its AI Based Machine Vision and Software for Campus Parking Management, PERCS™

●	omniQ to deploy its proprietary PERCS™ (Permitting, Enforcement, Revenue and Collection) Software integrated with its AI based Machine Vision Vehicle Recognition System (VRS)

●	PERCS™ represents a Software as a Service (SaaS) recurring Revenue model

●	Project follows 2021 announced AI based Machine Vision contracts for a foreign Defense Department HQ, a foreign Homeland Security Authority, the Georgia State University, a multibillion dollar Medical Center, The City of Watkinsville, Home Owners Association in Florida and a mixed-use property in Southern California

SALT LAKE CITY – omniQ Corp (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Artificial Intelligence (AI) and IoT – based solutions, announced today it has received a 10-year contract from La Sierra University to deploy its PERCS™ (Permitting, Enforcement, Revenue and Collection) software for campus parking management. The contract includes an upgrade to OMNIQ’s new eCite Pro LPR system, enabling license plate digital chalking for time-based parking enforcement.

In addition, the university has entered into a Gold Service Level Agreement (SLA) with omniQ to provide 24/7/365 support coverage. The agreement provides terms for remote, onsite, upgrade, warranty, maintenance, and hardware replacement throughout the term.

The PERCS™ solution includes virtual permits, mobile enforcement, and gated access control with fixed license plate reading (LPR) along with Citation and Payment Card Industry (PCI) compliant payment collections with online adjudication. The solution also includes an expansion of fixed lane AI/machine vision technology at entry and exit lanes

omniQ’s CEO, Shai Lustgarten stated, “The momentum continues, following our recent announcements regarding our AI based projects for a foreign Department of Defense HQ, terror prevention in a sensitive zone outside of the US, a top ranked Medical Center, Georgia State University, the City of Watkinsville and various communities in Florida and California. We are pleased to enter into a 10-year agreement with La Sierra University to provide our AI based PERCS™ software, streamline campus parking management and provide for around the clock support. La Sierra has been an early adopter of our Permitting and Enforcement solutions We are pleased to enter into this next phase of elevated partnership with La Sierra using our latest technologies.”

Chief Douglas Nophsker at La Sierra University commented, “We appreciate our partnership with OMNIQ. We look forward to seeing the possibilities that their newest technology has to offer our university. OMNIQ has worked hard to make sure that this is the best system possible for our campus. Their service team has been outstanding!”

About OMNIQ Corp.

OMNIQ Corp. (NASDAQ: OMQS) provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management and access control applications. The technology and services provided by the Company help clients move people, assets and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information, visit www.omniq.com.

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate”, “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis , the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in OMNIQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting OMNIQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at https://www.sec.gov. OMNIQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Contacts:

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com